Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated October 15, 2010 with respect to the consolidated financial statements and schedules of CBaySystems Holdings Limited and subsidiaries. We consent to the use of the aforementioned report in this Amendment No. 1 to the Registration Statement on Form S-4 No. 333-170003, and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON
Mumbai, India
November 30, 2010